UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Molycorp, Inc.
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MOLYCORP, INC.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2014

The following information supplements and amends the definitive proxy statement (the “Proxy Statement”) of Molycorp, Inc. (“we,” “our,” or the “Company”) provided or made available to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined in the Supplement have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the “Commission”) and being made available to stockholders on June 18, 2014.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal 3

Additional Information Regarding Proposal Three

Introduction. We are asking our stockholders to approve the Amended Plan because we believe that awards that may be issued under the Amended Plan, including equity-based incentives, are a vital component of total direct compensation. These types of awards allow us to compensate employees based on company or individual performance, or for retention purposes, and provide incentives to build long-term stockholder value. As noted in the Proxy Statement, if the Amended Plan is not approved, then we may not have enough shares of common stock, $0.001 par value per share, available under the Current Plan for future awards. In that case, we may be compelled to increase significantly the cash component of our non-employee director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of our stockholders quite as well as the alignment we believe is provided by equity-based awards.

The Company believes in effectively managing its equity compensation programs while minimizing stockholder dilution. For this reason, the Company considered its “burn rate” in evaluating the Amended Plan. The Company believes that the new authorization of 12,000,000 shares, in addition to providing potentially sufficient shares for equity awards into 2019, will allow the Company to maintain burn rates within reasonable boundaries. However, as noted in the Proxy Statement, this new share authorization could last for a shorter period of time if actual practice does not match historic rates or our stock price changes materially. As noted in the Proxy Statement, the Compensation Committee would retain full discretion under the Amended Plan to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan, and future benefits that may be received by participants under the Amended Plan are not determinable at this time.

Burn Rate. Burn rate or run rate (measuring a company’s annual usage of shares) is generally calculated as the number of shares granted divided by the weighted average number of shares outstanding, and generally demonstrates how quickly a company uses available shares. The table below provides our average three-year burn rate under the Current Plan:

Burn Rate
Year	Weighted Average Basic Common Stock Outstanding as of 12/31	Shares Subject to Awards (at Maximum) Granted During Year	Burn Rate
2011	83,454,221	144,792	0.17%
2012	107,064,892	308,672	0.29%
2013	174,528,717	2,455,044	1.41%
Average Three-Year Burn Rate (2011-2013)			0.62%

Board Recommendation. The Board of Directors recommends a vote FOR approval of the Amended Plan.